EXHIBIT 99.1
FOR RELEASE ON February 22, 2006 at 7:30 a.m. E.S.T.

CONTACT:	Dan Behrendt Chief Financial Officer TASER International, Inc. (480) 905-2000

NEWS RELEASE
TASER International, Inc. Reports $47.7 Million of Revenue, $1.5 Million Operating Income,
$1.0 Million Net Income and $0.02 Basic EPS for 2005
SCOTTSDALE, Ariz., February 22, 2006 — TASER International, Inc. (Nasdaq: TASR) a market leader in advanced electronic control devices reported today that revenues for 2005 were $47.7 million, with operating income of $1.5 million , net income of $1.0 million and basic and diluted earnings per share of $0.02.
For the fourth quarter of 2005 revenues were $12.6 million, with income from operations of $0.4 million, and net income of $0.1 million. Compared to the fourth quarter of 2004, sales in the fourth quarter of 2005 decreased by $6.6 million and net income decreased by $4.6 million. However, business improved sequentially as revenues in the fourth quarter of 2005 increased by $0.9 million over the third quarter of 2005. The Company generated $1.4 million of cash from operations in fourth quarter of 2005 which increased the Cash and Investment balance to $43.9 million.
Significant events in the fourth quarter of 2005 include:
1.	Eleven months after the initial Securities and Exchange Commission “SEC” inquiry was announced, and after the Company had submitted approximately 100,000 pages of support documentation, the SEC notified the Company that it has concluded the investigation into Company statements regarding product safety and accounting issues with a recommendation of no enforcement action. The SEC investigation remains open on the area of examining the possible unauthorized acquisition of material non-public information by individuals outside of the Company in an effort to manipulate the Company’s stock price.

2.	The Company received a defense verdict in the Samuel Powers v. TASER International personal injury case. As part of its legal strategy to aggressively defend these cases, the Company entered into a settlement agreement with its own insurance provider in order to prevent its insurance provider from settling the case with the plaintiff. Under the terms of the settlement, the Company received $575,000 from its liability insurance provider associated with a settlement and release agreement, under the terms of the agreement the Company assumed all future potential liability and costs. After offsetting approximately $100,000 in legal expenses to win the trial, the Company has recorded the remaining balance of approximately $475,000 as deferred income on its balance sheet. This deferred income will be used to cover any costs through all appeals and any remaining balance, if any, will be recorded as “other income” when final resolution is completed.

3.	The Company had three wrongful death suits dismissed during the quarter, bringing the total wrongful death suits dismissed to 7. The Company also had 2 personal injury suits dismissed bringing the total amount dismissed to 5. In aggregate, the Company has had 12 wrongful death and personal injury suits dismissed.

4.	San Diego County Sheriff’s Department ordered over 830 TASER® X26 Electronic Control Devices in November following a long period of evaluation and thorough research and review. The order represents deployment of non-lethal force technology to one of the largest metropolitan areas in the United States. There are now over 550 law enforcement agencies utilizing TASER devices in California including the four largest agencies in the state.

5.	International sales increased over 120% to approximately $6.0 million in 2005 from $2.7milllion in 2004.
“At the end of a very challenging 2005, the fourth quarter saw several key milestones that we believe will provide a turning point in our business,” commented Rick Smith, Chief Executive Officer of TASER International, Inc. “The conclusion of the safety aspect of the SEC investigation was clearly an important event. Our continued record of successful litigation defense is also a key factor for our long term growth.”
“We would also like to point out to our shareholders that our strategy of aggressive litigation defense is clearly working,” said Doug Klint, Chief Counsel for TASER International, Inc. “We have sent a strong message to plaintiff litigators across the country: if you intend to litigate with TASER International, understand that we will fight all the way. We will bring dozens of world class experts that understand and can clearly articulate the safety of our technology and debunk false claims. And we will go so far as to settle with our own insurance provider rather than allow a plaintiff settlement if we believe the claims are without merit. In fact, in the Powers case, the Company will receive $575,000 in cash from this strategy — money which we believe will be booked as earnings upon final resolution of any appeal issues in our favor. We are firmly committed to a strategy of defending our company and our products — a strategy which, coupled with our growing litigation capabilities and winning defense record, will make TASER International a very un-attractive target for trial lawyers long term.”
“The challenges of 2005 have only made us stronger as a company,” said Rick Smith, Chief Executive Officer of TASER International, Inc. “We faced these challenges, improved our core business operations, furthered our industry leading research and development programs, and remained profitable. Qualitatively, we are feeling a shift in momentum in our favor. Additionally, new products such as the TASER Cam (from which we expect significant revenue contribution starting in the second quarter of 2006) and the newly announced wireless eXtended Range Electronic Projectile (expected to enter production in 2007) provide significant new upside to our business going forward,” concluded Smith.
The Company will be hosting its fourth quarter 2005 earnings conference call on Wednesday, February 22, 2006 at 10:00 a.m. ET. The conference call is available via web cast and can be accessed on the “Investor Relations” page at www.TASER.com. To access the teleconference, please dial: 800-573-4752 or 617-224-4324 for international callers. The passcode is 22982528 for both numbers.

About TASER International, Inc.
TASER International, Inc. provides advanced non-lethal devices for use in the law enforcement, military, private security and personal defense markets. TASER devices use proprietary technology to safely incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement officers, innocent citizens or themselves. TASER technology saves lives every day, and the use of TASER devices dramatically reduces injury rates for police officers, and suspects. For more information on TASER life-saving technology, please call TASER International at (480) 444-4000 or visit our website at www.TASER.com.
Note to Investors
This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production to meet demand, litigation resulting from alleged product related injuries, media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this could have on sales, product quality, implementation of manufacturing automation, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, order delays, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations and investigations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-Qs and its Annual Report on Form 10-KSB/A.
TASER International, Inc.
Statements of Income
(Unaudited)

	For the 3 months Ended
	December 31,	December 31,
	2005	2004

Net Sales	$12,607,750	$19,233,770

Cost of Products Sold:
Direct manufacturing expense	3,275,149	5,147,759
Indirect manufacturing expense	1,135,810	1,625,181

Total Cost of Products Sold	4,410,959	6,772,940

Gross Margin	8,196,791	12,460,830
Sales, general and administrative expenses	7,349,791	4,897,528
Research and development expenses	470,455	160,170

Income from Operations	376,545	7,403,132
Interest income	375,571	255,718
Interest expense	(4,105)	(229)
Other income (expense), net	(37)	3,621

Income before income taxes	747,974	7,662,242
Provision for income tax	655,277	2,948,000

Net Income	$92,697	$4,714,242

Income per common and common equivalent shares
Basic	$0.00	$0.08
Diluted	$0.00	$0.07

Weighted average number of common and common equivalent shares outstanding
Basic	61,419,984	59,998,892
Diluted	63,222,162	63,453,274

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Year Ended
	December 31,	December 31,
	2005	2004

Net Sales	$47,694,181	$67,639,879

Cost of Products Sold:
Direct manufacturing expense	12,843,816	16,898,559
Indirect manufacturing expense	4,667,421	5,556,937

Total Cost of Products Sold	17,511,237	22,455,496

Gross Margin	30,182,944	45,184,383
Sales, general and administrative expenses	27,089,903	13,880,322
Research and development expenses	1,574,048	823,593

Income from Operations	1,518,993	30,480,468
Interest income	1,229,044	439,450
Interest expense	(4,208)	(1,485)
Other income (expense), net	(59,772)	2,309

Income before income taxes	2,684,057	30,920,742
Provision for income tax	1,637,277	12,039,000

Net Income	$1,046,780	$18,881,742

Income per common and common equivalent shares
Basic	$0.02	$0.33
Diluted	$0.02	$0.30

Weighted average number of common and common equivalent shares outstanding
Basic	61,303,939	57,232,329
Diluted	63,556,246	62,319,590

TASER International, Inc.
Balance Sheets
(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$16,351,909	$14,757,159
Short-term investments	—	17,201,477
Accounts receivable, net	5,422,027	8,460,112
Inventory	10,283,390	6,840,051
Prepaids and other assets	2,748,046	1,639,734
Insurance settlement proceeds receivable	575,000	—
Income tax receivable	44,454	52,973
Current deferred income tax asset	5,641,708	11,083,422

Total Current Assets	41,066,534	60,034,928
Long-term investments	27,548,120	18,071,815
Property and Equipment, net	21,061,754	14,756,512
Deferred income tax asset	21,289,057	15,310,207
Intangible assets, net	1,340,783	1,279,116

Total Assets	$112,306,248	$109,452,578

Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of capital lease obligations	$43,111	$4,642
Accounts payable and accrued liabilities	6,830,570	8,827,132
Deferred insurance settlement proceeds	476,515	—
Customer deposits	190,256	102,165

Total Current Liabilities	7,540,452	8,933,939
Capital lease obligations, net of current portion	76,188	—
Deferred Revenue, net of current portion	839,983	607,856

Total Liabilities	8,456,623	9,541,795

Stockholders’ Equity
Common Stock	619	609
Additional Paid-in Capital	78,742,862	75,850,810
Retained Earnings	25,106,144	24,059,364

Total Stockholders’ Equity	103,849,625	99,910,783

Total Liabilities and Stockholders’ Equity	$112,306,248	$109,452,578

Other Selected Data:
TASER International, Inc.
Selected Cash Flows Information
(Unaudited)

	For the Year Ended
	December 31,	December 31,
	2005	2004
Net income	$1,046,780	$18,881,742
Depreciation and amortization	1,709,464	551,793
Net cash provided by operating activities	1,064,430	30,304,180
Net cash used by investing activities	(187,840)	(46,790,988)
Net cash provided by financing activities	718,160	15,365,641
Cash and Cash Equivalents, end of period	16,351,909	14,757,159
For further information contact Marcy Rigoni, Manager of Investor Relations at Marcy@TASER.com or call 800-978-2737 ext. 2011, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., +1-480-905-2002. Visit the company’s web-site at www.TASER.com for facts and video.
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